Exhibit 99.1

In connection with the previously disclosed merger of The Titan Corporation (“Titan”) into Saturn Acquisition Corp., a wholly owned subsidiary of L-3 Communications Corporation (“L-3”), pursuant to which Titan will become a wholly owned subsidiary of L-3, Titan has been informed that the following description of risks associated with the business of Titan will be included in certain of L-3’s financing documents related to such merger.

CERTAIN RISKS ASSOCIATED WITH THE BUSINESS OF THE TITAN CORPORATION

If Titan does not comply with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act, it could be exposed to further liability.

During the first quarter of 2004, Titan learned of allegations that improper payments under the Foreign Corrupt Practices Act (‘‘FCPA’’) had been made, or items of value had been provided, involving international consultants for Titan or its subsidiaries to foreign officials. The allegations, which were identified as part of internal reviews conducted by Titan and Lockheed Martin in connection with their failed merger, were reported at that time to the government. Titan’s board of directors established a committee of the board to oversee Titan’s internal review of these matters. In connection with the internal review, the SEC commenced an investigation into whether payments involving Titan’s international consultants were made in violation of applicable law, particularly the FCPA. In addition, the Department of Justice (‘‘DoJ’’) initiated a criminal inquiry into this matter, and also initiated an investigation into whether these same alleged practices violated provisions of the United States Tax Code.

On March 1, 2005, Titan announced that it had entered into a consent to entry of a final judgment with the SEC without admitting or denying the SEC’s allegations, and reached a plea agreement with the DoJ, under which Titan pled guilty to three FCPA counts related to its overseas operations. These counts consist of violations of the anti-bribery and the books and records provisions of the FCPA and aiding and assisting in the preparation of a false tax return.

In connection with the FCPA settlement, Titan made total payments of $28.5 million, including a DoJ-recommended fine of $13 million and payments to the SEC of $15.5 million. A federal judge also imposed a three-year term of supervised probation. As part of these agreements, Titan agreed to: (1) implement a best-practices compliance program designed to detect and deter future violations of the FCPA; and (2) retain an independent consultant to review its policies and procedures with respect to FCPA compliance and to adopt the consultant’s recommendations. If Titan fails to comply with its sentence or the consent to entry of a final judgment, it could be subject to additional criminal and civil fines or penalties and limitations on its ability to enter into or perform under U.S. government contracts, which would have a material adverse effect on our business, financial condition and results of operations.

Further, as a result of Titan’s plea agreement, Titan is currently unable to obtain new export licenses for items regulated by the U.S. Department of State. Titan has been working with the U.S. Department of State to obtain relief from this licensing ineligibility rule, but there is no assurance that Titan will be able to obtain new export licenses or amendments to existing ones or to utilize licensing exemptions in the foreseeable future. In addition, Titan’s privilege to export products or services under existing export licenses may also be suspended. If Titan were prevented from obtaining new licenses and/or exporting products or services under existing licenses for a significant period of time, this could breach its obligations under certain contracts and could cause Titan to suffer adverse consequences, including termination of contracts and/or claims for damages. Titan does not know when, or if, it will be able to obtain relief from the licensing ineligibility rule, or for any further export license suspensions. Certain of Titan’s revenues are generated by contracts with international customers which require export licenses. For the year ended December 31, 2004, Titan had revenues of approximately $27 million that required it to have export licenses.

On March 2, 2005, the Navy, acting on behalf of the U.S. Department of the Defense, and Titan executed an administrative settlement agreement that would allow Titan to continue to receive U.S. government contracts. The agreement imposes certain duties and limitations on Titan and provides that the Navy will monitor for three years Titan’s compliance with, among other things, the FCPA and federal procurement laws and regulations. Under the agreement, the Navy agreed not to undertake any administrative action to propose Titan for debarment, but reserved the right to undertake appropriate administrative action, in its discretion, in the event of the indictment or conviction of any then-current (as of the date of execution of the agreement) officer or director of Titan or any of its wholly-owned subsidiaries arising out of continuing investigations into the underlying matters that were the subject of the Titan plea agreement or the final judgment entered by the SEC. The Justice Department is continuing its investigation of individuals involved in these matters. The Navy agreement defines ‘‘Titan’’ to include, among other things, Titan’s ‘‘affiliates.’’

Titan and several of its employees are under investigations by the U.S. Government, which could result in severe penalties.

In October 2002, Titan received a grand jury subpoena from the Antitrust Division of the DoJ requesting the production of documents relating to information technology services performed for the Air Force at Hanscom Air Force Base in Massachusetts and at Wright-Patterson Air Force Base in Ohio. Also, a senior Titan employee has provided handwriting exemplars in connection with this matter. Three Titan employees have previously testified before the grand jury in exchange for receiving immunity.

In April 2003, the U.S. General Services Administration (GSA) and NASA separately commenced an investigation of Titan’s possible overcharges to the U.S. Government. In response to the subpoenas issued by GSA and NASA, Titan has produced documents relating to billing for labor services in connection with its government contracts.

These investigations are on-going, and we are unable to predict their outcome at this time. Any penalties imposed by the U.S. Government in these matters could have a material adverse effect on our financial positions, results of operations, or cash flows and prospects.

Titan is a party to multiple lawsuits which, if decided adversely against us, could have a negative impact on our financial results.

Titan is named as a defendant in a number of lawsuits and may be subject to further litigation in the future.

These lawsuits include the following:

•                  As a result of the SEC and DoJ investigations of Titan’s violations of the FCPA, various actions, including securities class actions and derivative suits, have been brought against Titan and certain of its officers and directors in federal and state court. All of the parties to these actions have executed stipulations of settlement on or about July 22, 2005 after completion of confirmatory discovery, including the review by plaintiffs’ counsel of certain Titan and L-3 documents and the taking of several depositions. The settlements remain subject to court approval. If the settlements are not approved by the court, Titan, certain of its former officers and directors, and L-3 would have to defend the underlying lawsuits.

•                  A number of class actions have been filed against Titan and certain of its officers and directors in connection with SureBeam, a former subsidiary of Titan, which was spun-off in an initial public offering and which subsequently filed for bankruptcy. These actions have been consolidated and are currently pending in a federal court in California. The bankruptcy trustee of SureBeam has also brought an action in a California state court against certain directors and officers of Titan who at one time also served as directors or officers of SureBeam. The basis of all of these lawsuits is that Titan and other defendants are liable for the allegedly misleading and inaccurate statements set forth in the prospectus for SureBeam’s initial public offering. Although the parties to these actions have expressed an interest in settlement, the outcome is uncertain.

•                  Two lawsuits have been filed against Titan and others alleging that certain employees of Titan who were acting as translators for the U.S. military in certain prison facilities in Iraq engaged in torture, assault and other acts of mental and physical abuse in violation of state, federal and international law. We cannot predict the outcome of these actions at this time.

Although Titan maintains insurance policies, we cannot assure you that this insurance will be adequate to protect it from all material expenses related to claims. We are unable to predict the precise nature of the relief that may be sought or granted in any lawsuits involving Titan or the effect that pending or future Titan cases may have on our business, operations, profitability or financial condition.

In addition, Titan may be subject to additional criminal investigations conducted by the U.S. Government. If the U.S. Government were to find that Titan failed to comply with applicable laws and regulations, it may be subject to criminal sanctions or civil remedies, including fines, injunctions, prohibitions on exporting, seizures or debarments from government contracts. The cost of compliance or the consequences of non-compliance, including debarments, could have a material adverse effect on our business and results of operations.

Titan depends on government contracts for most of its revenues and the loss of government contracts or a decline in funding of existing or future government contracts could adversely affect our revenues and cash flows and our ability to fund our growth.

Virtually all of Titan’s revenue is from the sale of services and products to the U.S. government. Titan’s U.S. government contracts are only funded on an annual basis, and the U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget or decline to exercise option periods, any of which could reduce our revenues and cash flows from U.S. government contracts. Titan’s revenues and cash flow from U.S. government contracts could also be reduced by declines in U.S. defense, homeland security and other federal agency budgets. As noted, related to the FCPA settlement, Titan and the Navy entered into an administrative settlement that will allow Titan to continue to receive U.S. government contracts. The agreement in relevant part provides for Navy monitoring of Titan compliance activities for three years. During the three months ended March 31, 2005, $85.0 million of Titan’s revenues, or approximately 15.2% of its total revenues for this period, was from its linguist contract with the U.S. Army. In the future, the U.S. Army may decide to procure linguist services from multiple sources instead of under a sole source contract, which would increase competition. We cannot be certain that we will be able to win the re-compete for this business, which is expected to occur in April 2006.  Approximately 87% of Titan’s total revenues in the first quarter of 2005 was for products and services under contracts with various agencies and procurement offices of the U.S. Department of Defense or with prime contractors to the U.S. Department of Defense, including the linguist contract with the U.S. Army and its contract with the U.S. Special Operations Command, which represented approximately 3.4% of its total revenue during this period. Although these various parts of the U.S. Department of Defense are subject to common budgetary pressures and other factors, Titan’s various customers exercise independent purchasing decisions. Because of such concentration of Titan’s contracts, we are vulnerable to adverse changes in our revenues and cash flows if a significant number of our Department of Defense contracts and subcontracts are simultaneously delayed or canceled for budgetary performance or other reasons.

At March 31, 2005, Titan’s total funded backlog was approximately $900.0 million. In addition to contract cancellations and declines in agency budgets, L-3’s backlog and future financial results, including as they relate to Titan, may be adversely affected by:

•                  curtailment of the U.S. government’s use of technology or other services and products providers, including curtailment due to government budget reductions and related fiscal matters;

•                  developments in Iraq, Afghanistan or other geopolitical developments that affect demand for products and services;

•                  our ability to hire and retain personnel to meet increasing demand for our services including our ability to meet demands for linguist services; and

•                  technological developments that impact purchasing decisions or our competitive position.

These or other factors could cause U.S. defense and other federal agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts or limit our ability to obtain new contract awards. Any of these actions or any of the other actions described above could reduce our revenues and cash flows.

Titan may face significant liability for violations of environmental law.

In December 2001, the current occupants of a property formerly owned by Titan commenced an environmental action against Titan and others in New Jersey state court. Plaintiffs contend that Titan is liable for the damages caused by hazardous waste materials originating from adjacent land to the extent that Titan purportedly provided indemnification to plaintiffs when it sold the property to them in 1986. Discovery is in progress, and we cannot predict the outcome of this litigation at this time.